Transfer Agreement of Offering the Capital

Transferor (Party A): Xi’an Zhongxi Zhengliu Dianlu Transformer Factory
Transferee (Party B): Zhejiang Lvneng Electric Co., Ltd.

After approval by the shareholders meeting of Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. which held on July 10, 2007, consulted by Party A and Party B, regarding Party A will transfer it’s offering capital in Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd to Party B, they agreed to sign this agreement.

1. Party A will transfer it’s 6.25% shares which is RMB2,000,000 of offering capital Party A owned in Amorphous Alloy Zhongxi Transformer Co., Ltd. to Party B, Party B shall pay the transfer fees within 30 days upon the signing of this agreement.

2. After transferring of offering the capital, Party A has no entitled to enjoy the shareholders right, and has no responsibilities of the shareholders in Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. Party B shall enjoy the shareholders right and shall take the shareholders responsibility in Amorphous Alloy Zhongxi Transformer Co., Ltd.

This agreement will be effective upon the signing of this agreement by Party A and Party B.

Transferor:
Xi’an Zhongxi Zhengliu Dianlu Transformer Factory

Transferee:
Zhejiang Lvneng Electric Co., Ltd.

The date of signing: July 11, 2007